EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Galiano Gold Inc.

We consent to the use of our report dated March 29, 2022, on the consolidated financial statements of Galiano Gold Inc. which comprise the consolidated statements of financial position as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes, which are incorporated by reference in this Registration Statement on Form F-10 dated December 21, 2022 of Galiano Gold Inc.

Yours very truly,

/s/ KPMG LLP

Chartered Professional Accountants

December 21, 2022

Vancouver, Canada